EXHIBIT 10.44

AMENDMENT #1 TO THE
CLINICAL TRIAL AGREEMENT BETWEEN
VION PHARMACEUTICALS, INC. AND THE
DIVISION OF CANCER TREATMENT AND DIAGNOSIS, NCI
DATED MARCH 2, 2006

The purpose of this amendment (“Amendment”), effective as of the last date signed below (“Effective Date”), is to change certain terms of the above referenced Clinical Trials Agreement (CTA) (“Agreement”). These changes are reflected below and except for these changes, all other provisions remain in full force and effect. Two (2) originals of this amendment are provided for execution; one is to remain with the National Cancer Institute, and the second is to remain with Vion Pharmaceuticals.

1.	Expiration Date

The CTA shall be amended to extend the term for conducting clinical studies with this Agent for a period of two (2) years. The date of expiration of this CTA is now January 9, 2008.

2.	Article 1. Definitions

“CTIS” means Capital Technology Information Service.

3.	Article 6. Drug Information and Supply

Article 6 is hereby amended as follows:

The contact person for DCTD will be Mr. Charles Hall, Chief, Pharmaceutical Management Branch (Telephone Number 301-496-5725).

Add the following paragraph:

Collaborator agrees to provide to the Pharmaceutical Management Branch (PMB) the Clinical Investigator’s Brochure (IB) for Agent and all subsequent revisions/editions. In addition to being filed to the CTEP IND, the IB will be on file in the PMB and will be distributed to all investigators participating on a clinical trial using the agent. For NCI trials using agent manufactured by NCI, PMB will attach a cover sheet to the IB clearly indicating the trial is sponsored by NCI and the agent is supplied by the NCI. All distribution will be accompanied by a statement about the confidentiality of the document and it is anticipated that distribution will be electronic. All electronic distribution will be done using Adobe Acrobat. Any IB received by the PMB that is not in this format will be converted before distribution. Hard copy IBs should be sent to IB Coordinator, Pharmaceutical Management Branch, CTEP, DCTD, NCI, 6130 Executive Blvd, Room 7149, Rockville, MD 20852. Electronic versions should be emailed to the IB Coordinator at IBCoordinator@mail.nih.gov.

4.	Article 7. Data Rights

Article 7 is hereby amended to add the following paragraph to the end of the Article:

DCTD will not execute a Funding Agreement for clinical trials for development of Agent unless the institution agrees to provide information to Collaborator in accord with applicable Federal regulations, including the Standards for Privacy of Individually Identifiable Health Information set forth in 45 C.F.R. Part 164. DCTD shall advise all institutions conducting NCI-sponsored clinical trials that they must comply with all applicable federal regulations for the protection of human subjects, including the Privacy Rule.

5.	Add the following Article 23:

Article 23.  Monitoring

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CTEP/DCTD utilizes the contract services of two companies (CTMS) for assistance in the monitoring of DCTD-sponsored clinical trials. Collaborator will be responsible for making arrangements directly with the appropriate DCTD contractors to receive reports from DCTD-sponsored trials. This will include quarterly reports, adverse event reports and summary reports. Each CTMS will be reimbursed by Collaborator for the cost of reformatting (if any) and reproduction of the data. CTIS, the contractor for most Phase 2 and 3 studies will provide these reports electronically in a format compatible with Collaborator’s database at a cost of $2000 per year, payable directly to CTIS. Theradex, the CTMS NCI Phase 1 contractor, will also provide reports directly to Collaborator in a format negotiated by Collaborator and Theradex. Contact information for each contractor will be provided as needed.

Any additional requests which involve the collection of more than summarized data provided annually will be at the expense of Collaborator. Should DCTD conduct an audit to confirm the anti-tumor activity of a treatment regimen using Agent, Collaborator is encouraged to attend and participate in the data review. Since data will be collected under the NCI IND, should Collaborator choose to contact an investigator to collect or review data, Collaborator must first contact the Regulatory Affairs Branch, DCTD for prior approval, which approval shall not be unreasonably withheld. Upon approval of Collaborator’s request, the Regulatory Affairs Branch will notify the investigator(s) of Collaborator’s request and instruct the investigator(s) to provide full access to the requested data. Collaborator will reimburse the investigator(s) for any and all costs associated with fulfilling Collaborator’s request.

AGREED TO AND ACCEPTED BY:

For the National Cancer Institute:

/s/ James Doroshow	February 13, 2006

James Doroshow, M.D., FACP	Date
Director, Division of Cancer Treatment and Diagnosis

For Vion Pharmaceuticals:

/s/ Ann Cahill	March 2, 2006

Ann Cahill PA-C	Date
Vice President, Clinical Development

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